UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 20, 2007
(Date of earliest event reported)

FCCC, INC.

(Exact name of registrant as specified in charter)

Connecticut	811-0969	06-0759497

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connecticut Avenue, Norwalk, Connecticut	06854

(Address of principal executive offices)	(Zip code)

(203) 855-7700

(Registrant's telephone number including area code)

n/a

(Former Name or former address, if changed since last report)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)    Resignation or Termination of Named Executive Officer

On February 20, 2007, the Board of Directors of FCCC, Inc. (the “Company”) acknowledged the resignation by Mr. Martin Cohen as Chairman of the Board of Directors, Treasurer and Principal Financial Officer. Mr. Cohen will, however, remain a member of the Board of Directors.

(c)    Appointment of Named Executive Officer

The Board has appointed Mr. Bernard Zimmerman, the current President, Chief Executive Officer and a member of the Board of Directors, to also serve as Treasurer and Principal Financial Officer. In his role as President, Mr. Zimmerman will also discharge the duties of Chairman of the Board until a successor Chairman is duly appointed by the Board of Directors. Mr. Zimmerman shall continue to serve as Chief Executive Officer and President of the Company.

Mr. Zimmerman is the President of Bernard Zimmerman & Co., Inc., a private investment and consulting firm. Mr. Zimmerman has served as a member of the Board of the Directors and as Chief Executive Officer and President of the Company since July 2003. From 1985 to January 2007, Mr. Zimmerman was a member of the Board of Directors of Sbarro, Inc. He has also been a Certified Public Accountant for more than 35 years.

There are no family relationships between Mr. Zimmerman and any other directors, officers or nominees of the Company. There have been no transactions, or proposed transactions, to which the Company was or is to be a party, in which Mr. Zimmerman had or is to have a direct or indirect material interest

On July 1, 2003, the Company and Mr. Zimmerman entered into a Consulting Agreement (the “Zimmerman Consulting Agreement”) which provided for monthly payments of $2,000 to Mr. Zimmerman plus reasonable and necessary out-of-pocket expenses. Upon the expiration of the Zimmerman Consulting Agreement on July 1, 2006, the Board of Directors authorized the extension of the Zimmerman Consulting Agreement, on a month to month basis.

In addition, the Board appointed Mr. Duane L. Berlin, Esq. of Lev & Berlin, P.C., counsel to the Company, to serve as Secretary of the Company, and Mr. Jay Miller, a member of the Board of Directors, to serve as Assistant Secretary of the Company.

(e)    Contracts with Named Executive Officers

Mr. Cohen provided notice to the Board of Directors on February 20, 2007 that, effective as of March 31, 2007, he was terminating the Consulting Agreement by and between the Company and Mr. Cohen, entered into on July 1, 2003 (the “Cohen Consulting Agreement”), which provided for monthly payments of $2,000 to Mr. Cohen plus reasonable and necessary out-of-pocket expenses. Upon the expiration of the Cohen Consulting Agreement on July 1, 2006, the Board of Directors had authorized the extension of the Cohen Consulting Agreement, on a month to month basis.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FCCC, INC.

	By:	/s/ Bernard Zimmerman

Name: Bernard Zimmerman
Title: President, Chief Executive Officer, Treasurer and Principal Financial Officer

Dated: February 26, 2007